Exhibit 99.1
                                                                    ------------



FOR IMMEDIATE RELEASE                                Renaissance Cosmetics, Inc.
                                                     955 Massachusetts Avenue
                                                     Cambridge, MA  02139
                                                     Tel: (617) 497-5584


                                  PRESS RELEASE

                              RENAISSANCE ANNOUNCES
                        RESTATEMENT OF OPERATING RESULTS


            CAMBRIDGE, MA, January 14, 1997 - - Renaissance Cosmetics, Inc. announced today that it plans to restate its previously-reported results of operations for the six months ended September 30, 1996 and September 30, 1995 and its previously-reported balance sheet data as of September 30, 1996 and September 30, 1995 to defer the Company's recognition of certain sales from the second fiscal quarter to the third fiscal quarter ended December 31 in each year.
            The restatement will result in approximately $3.3 million of previously reported net sales and approximately $1.2 million of related EBITDA (earnings before interest, income taxes, depreciation and amortization) for the six months ended September 30, 1996 and approximately $1.9 million of previously reported net sales and approximately $747,000 of related EBITDA for the six months ended September 30, 1995, respectively, being reported in the Company's third fiscal quarters.
            The restatement relates to certain products that were shipped from the Company's facilities to a third-party packer's warehouse prior to September 30 in each of the two years (based in each case on firm orders from the Company's customers). Because these products were not reshipped by the packer to such customers until October in 1996 and 1995, the Company determined that it was inappropriate under generally accepted accounting principles to record the related revenue in September. The revisions to sales and earnings also resulted in decreases of less than 1% to total assets and total liabilities and common stockholders' equity as of September 30, 1996 and September 30, 1995.
            Company President Thomas Bonoma stated that "As a result of the restatement of the six month period data, the Company, together with its independent public accountants, Deloitte & Touche, conducted an extensive review of the Company's previously-reported audited financial statements for Fiscal 1995 and concluded that such financial statements did not require restatement. Furthermore, the restatement will not have any impact on the Company's results of operations for Fiscal 1996 or its balance sheet data as of March 31, 1997."
            As restated, the Company reported net sales of $77.7 million in the six months ended September 30, 1996 compared to $61.9 million in the six months ended September 30, 1995, EBITDA of $9.9 million in the 1996 period compared to $9.5 million in the 1995 period and a net loss applicable to common stockholders of $10.4 million in the 1996 period compared to $4.2 million in the 1995 period. The Company's plans to file an amendment to its previously-filed quarterly report on Form 10-Q with the Securities and Exchange Commission to restate the previously-filed information.
            The Company is currently reviewing its sales data for the fiscal quarters ended June 30, 1996 and 1995 and expects to complete this review prior to filing its amended Form 10-Q. Results for the most recent quarter ended December 31, 1996 will not be affected.

            Renaissance manufactures, markets and distributes fragrances, cosmetics and related products which it sells through the domestic and international mass-market or self-select distribution channels. Renaissance brands are sold to over 1,000 retailers with approximately 25,000 locations throughout the United States, and are sold in 45 foreign countries. The Renaissance family of fragrance brands includes several classic brands such as "CHANTILLY," "TABU," "AMBUSH," "CANOE," "ENGLISH LEATHER" and "BRITISH STERLING" and other established brands such as "NAVY" and "NAVY FOR MEN." Through its Cosmar subsidiary, Renaissance is the largest manufacturer and marketer of artificial fingernails and related nail care products in the United States, and its brands include "LAJOIE" and "PRO10."
            This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall it constitute an offer to buy or the solicitation of an offer to sell any securities.

                                 * * *

                           Renaissance Cosmetics, Inc.
          Condensed Consolidated Statements of Operations (As Restated)


                                         Six Months Ended      Six Months Ended
                                        September 30, 1996    September 30, 1995

                                                     (-000 omitted)

Net Sales                                    $ 77,709              $61,924

Gross Profit                                   48,956               38,375

Operating Income                                5,110                5,988

Loss Before Income Taxes                       (4,994)              (2,859)

Net Loss                                       (5,302)              (3,557)

Preferred Stock Dividends                       5,060                  661

Net Loss Applicable to                       ($10,361)            ($ 4,217)
   Common Stockholders

Net Loss Per Common Share                    $ (14.08)             ($ 5.86)

Weighted Average Shares                       735,648              720,093
    Outstanding